Exhibit 99 - Press release issued November 19, 2004

28470 13 Mile Road, Farmington Hills, MI 48334

FOR IMMEDIATE RELEASE

Analysts Contact: Thomas Connelly
Director of Investor Relations
Phone: 248-702-6240

Media Contact: Timothy Lubbers
Director of Marketing & Corporate Communications
Phone: 810-966-4208

SEMCO ENERGY GAS COMPANY FILES RATE CASE IN BATTLE CREEK

PORT HURON, MI, NOVEMBER 19, 2004 -- SEMCO ENERGY GAS COMPANY today announced that it filed a rate case with the Battle Creek City Commission on November 15, 2004, seeking a $5 million increase in base rates. Base rates recover the costs of serving customers, including investments in gas distribution equipment and other business expenses such as health care, insurance and regulation compliance costs.
The new base rates are proposed to take effect during the April 2005 billing cycle, and would be the first change in these rates for Battle Creek customers since 1995. If approved, the average residential customer would see an increase of approximately $8.29 per month.
The Gas Company also recommended that the Commission approve an index-based price for the natural gas commodity portion of the bill beginning April 2005. Battle Creek is currently under a second consecutive three-year gas price freeze that has saved customers nearly $60 million. Battle Creek customers will continue to pay $4.71 a dekatherm for natural gas through the winter heating season, until the current freeze expires in March 2005. At that time, SEMCO has proposed that Battle Creek customers pay a Gas Cost Recovery (GCR) rate based on the market price of natural gas until a favorable price might become available for a future frozen commodity rate plan. SEMCO ENERGY GAS COMPANY does not make a profit on the natural gas costs paid by customers under this type of index-based rate program.
Eugene N. Dubay, Senior Vice President and Chief Operating Officer of SEMCO ENERGY GAS COMPANY, acknowledged that the rate requests could cause concern for some Battle Creek customers.
“We recognize that Battle Creek customers may be concerned by these rate adjustment requests, especially after enjoying almost six years of frozen gas rates and 10 years without a base rate increase. Actually, it is the success of the rate freeze program that makes the rate increase request seem larger than it actually is. The fact is that we do not control the cost of buying natural gas on the market and, like most businesses, we have experienced increases in the costs of doing business during the past decade. We expect, and welcome, a thorough review by the Commission during this process.”
SEMCO ENERGY GAS COMPANY serves approximately 37,000 residential, commercial and industrial customers in the Battle Creek service territory. Battle Creek is a Home Rule community, which means utility rates are currently approved by the City Commission, not by the Michigan Public Service Commission.

SEMCO ENERGY, Inc. (NYSE:SEN) distributes natural gas to more than 392,000 customers combined in Michigan, as SEMCO ENERGY GAS COMPANY, and in Alaska, as ENSTAR Natural Gas Company. It also owns and operates businesses involved in propane distribution, intrastate pipelines and natural gas storage in various regions of the United States.